UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2009 (December 23, 2009)

Pinnacle Foods Finance LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 333-148297

Delaware	20-8720036
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1 Old Bloomfield Avenue

Mt. Lakes, New Jersey 07046

(Address of principal executive offices, including zip code)

(973) 541-6620

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

The information set forth below under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 1.01.

ITEM 2.01.	Completion of Acquisition or Disposition of Assets.

Completion of Acquisition

On December 23, 2009, Pinnacle Foods Group LLC (“Pinnacle”), a Delaware limited liability company and our direct wholly-owned subsidiary, completed the acquisition (the “Acquisition”) of Birds Eye Foods, Inc. (“Birds Eye”), a Delaware corporation, pursuant to a Stock Purchase Agreement (the “Stock Purchase Agreement”) dated November 18, 2009, by and among Pinnacle, Birds Eye and Birds Eye Holdings LLC (“Holdings”), a Delaware limited liability company. Pinnacle is owned by private equity funds controlled by The Blackstone Group.

In connection with the Acquisition, Pinnacle purchased all of the issued and outstanding capital stock of Birds Eye from Holdings for a purchase price of $670.0 million in cash. In accordance with the Stock Purchase Agreement, Pinnacle repaid approximately $723.4 million to pay off Birds Eye’s indebtedness and other obligations, including accrued interest and paid approximately $60 million of fees and expenses. Birds Eye, along with its subsidiaries, is now a direct, wholly-owned subsidiary of Pinnacle.

A copy of the joint press release announcing the Transactions (as defined below) is included herein as Exhibit 99.1 and is incorporated herein by reference.

Financing of Acquisition

1. Senior Secured Credit Facilities

Overview

On December 23, 2009, in connection with the Acquisition and related transactions (collectively, the “Transactions”), we entered into new senior secured credit facilities with Barclays Bank PLC, as administrative agent and collateral agent, Barclays Capital, the investment banking division of Barclays Bank PLC, as joint lead arranger and joint bookrunner, Banc of America Securities LLC, as joint lead arranger and joint bookrunner, Credit Suisse Securities (USA) LLC, as joint lead arranger and joint bookrunner, HSBC Securities (USA) Inc., as joint bookrunner, Macquarie Capital (USA) Inc., as joint bookrunner, and the lenders from time to time party thereto.

The new senior secured credit facilities provide senior secured financing of $875.0 million, consisting of a $850.0 million term loan facility (the “new term loan facility”) and a $25.0 million revolving credit facility (the “new revolving credit facility” and collectively, the “new senior secured credit facilities”). Pinnacle Foods Finance LLC, which is referred to in this section as the “Borrower,” is the borrower under the new senior secured credit facilities. The loans and commitments under the new senior secured credit facilities will be incremental credit facilities under our existing senior secured credit facilities.

Interest Rate and Fees

Borrowings under the new term loan facility bear interest, at our option, at a rate equal to a margin over either (a) a base rate determined by reference to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate Page 5 and (2) the federal funds effective rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The base rate for the new term loan facility is subject to a floor of 3.50%, and the LIBOR rate for the new term loan facility is subject to a floor of 2.50%. The margin is 4.00%, in the case of base rate loans under the new term loan facility, and 5.00%, in the case of LIBOR rate loans.

Borrowings under the new revolving credit facility bear interest at the same rate provided for in our existing revolving credit facility. Borrowings under both facilities bear interest, at our option, at a rate equal to a margin over either (a) a base rate determined by reference to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate Page 5 and (2) the federal funds effective rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The margin was initially 1.75%, in the case of existing base rate loans, and 2.75%, in the case of existing LIBOR rate loans, and may be reduced subject to our attaining certain leverage ratios.

In addition to paying interest on outstanding principal under the new senior secured credit facilities, we are required to pay a commitment fee to the lenders under the new revolving credit facility in respect of the unutilized commitments thereunder at the same rate provided for in our existing revolving credit facility. The initial commitment fee rate of our existing revolving credit facility was 0.50% per annum. The commitment fee rate may be reduced subject to our attaining certain leverage ratios. We are also required to pay customary letter of credit fees.

Prepayments

The new senior secured facilities contain identical mandatory and voluntary prepayments as those in our existing senior secured credit facilities, under which we are required to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% and 0%, as applicable, subject to our attaining certain leverage ratios) of our annual excess cash flow;

•

if the Borrower’s leverage ratio is greater than 3.25 to 1.00, 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including insurance and condemnation proceeds, subject to de minimis thresholds), if we do not reinvest those net cash proceeds in assets to be used in our business or to make certain other permitted investments (a) within 15 months of the receipt of such net cash proceeds or (b) if we commit to reinvest such net cash proceeds within 15 months of the receipt thereof, within 180 days of the date of such commitment; and

•	100% of the net proceeds of any incurrence of debt by the Borrower or any of its restricted subsidiaries, other than debt permitted to be incurred or issued under the senior secured credit facilities.

Notwithstanding any of the foregoing, each lender under the new and existing term loan facilities has the right to reject its pro rata share of mandatory prepayments described above, in which case we may retain the amounts so rejected.

The foregoing mandatory prepayments will be applied to installments of the new and existing term loan facilities in direct order of maturity.

We may voluntarily repay outstanding loans under the new and existing senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Amortization

The new term loan facility will mature on April 2, 2014, the same date of our existing senior secured credit facilities, which is seven years from the date of the closing of such existing senior secured credit facilities. We are required to repay installments on the loans under the new term loan facility in quarterly installments in aggregate annual amounts equal to 1.00% of their funded total principal amount, with the remaining amount payable on the maturity date of our existing senior secured credit facilities.

Guarantee and Security

The new senior secured credit facilities are unconditionally guaranteed under the terms of our existing senior secured credit facilities, including without limitation, and subject to certain exceptions, by Peak Finance Holdings LLC and each of our existing and future material domestic wholly-owned subsidiaries, including Birds Eye and its domestic subsidiaries. All obligations under the new senior secured credit facilities, and the guarantees of those obligations, are secured on a pari passu basis with our existing senior secured credit facilities, which are secured by substantially all the following assets of the Borrower and each guarantor, subject to certain exceptions:

•

a pledge of 100% of the capital stock of the Borrower, 100% of the capital stock of each subsidiary guarantor and 65% of the capital stock of each of our wholly-owned foreign subsidiaries that are directly owned by us or one of the guarantors; and

•

subject to customary exceptions, a security interest in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each guarantor, excluding certain classes of assets for which obtaining a security interest or perfection thereof would require considerable expense.

Certain Covenants and Events of Default

The new senior secured credit facilities contain identical affirmative and negative covenants and events of default as those in our existing senior secured credit facilities, which contain a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of the Borrower and its restricted subsidiaries to:

•	incur additional indebtedness, make guarantees and enter into hedging arrangements;

•	create liens on assets;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans and advances, including acquisitions;

•	repay the senior subordinated notes or enter into certain amendments thereof;

•	engage in certain transactions with affiliates; and

•	maintain a senior secured leverage ratio above a certain threshold if there are greater than $10.0 million in loans outstanding under the revolving credit facility.

Our existing senior secured credit facilities also contain certain customary affirmative covenants and events of default.

2. Senior Notes due 2015

On December 23, 2009, in connection with the Transactions, we closed our offering of $300.0 million aggregate principal amount of senior unsecured notes due 2015 (the “Notes”). Pinnacle Foods Finance LLC, which is referred to in this section and the following section as the “Issuer,” and Pinnacle Foods Finance Corp., which is referred to in this section as the “Co-Issuer” and, together with the Issuer, the “Issuers,” are the issuers in this offering.

The Notes are issued under the indenture (the “Indenture”) governing the $325.0 million aggregate principal amount of 9 1/4% senior notes due 2015 that were issued on April 2, 2007. Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, Barclay Capital Inc., HSBC Securities (USA) Inc. and Macquarie Capital (USA) Inc. acted as joint book-running managers for this offering.

Ranking

The Notes are senior unsecured obligations and:

•

rank senior in right of payment to all existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the Notes, including the senior subordinated notes;

•

rank equally in right of payment to all existing and future senior debt, including the existing notes, and other obligations that are not, by their terms, expressly subordinated in right of payment to the Notes; and

•

are effectively subordinated in right of payment to all existing and future secured debt (including obligations under the new senior secured credit facilities) and the existing senior secured credit facilities (collectively, the “senior secured credit facilities”), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of each of our subsidiaries that is not a guarantor of the Notes.

The Notes are structurally subordinated to all existing and future indebtedness of our subsidiaries which do not guarantee the Notes.

Mandatory Redemption

The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Optional Redemption

At any time prior to April 1, 2011, the Issuers may redeem some or all of the Notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium plus accrued and unpaid interest to the redemption date. At any time on or after April 1, 2011, the Issuers may redeem some or all of the Notes at the redemption prices listed under the Indenture plus accrued and unpaid interest to the redemption date.

At any time prior to April 1, 2010, the Issuers may redeem up to 35% of the Notes, in each case with proceeds that the Issuers or one of their parent companies raises in one or more equity offerings at redemption prices so long as, in each such case, at least 50% of the aggregate principal amount of the existing notes originally issued remain outstanding.

Change of Control

Upon the occurrence of a change of control, the Issuers will be required to offer to repurchase the Notes at 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.

Covenants

The Indenture contains covenants limiting our ability and the ability of our restricted subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions. During any period in which the Notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s and no default has occurred and is continuing under the Indenture, we will not be subject to many of the covenants.

Events of Default

The Indenture provides that each of the following is an “Event of Default”:

(1)	default in payment when due and payable, upon redemption, acceleration or otherwise, of principal, or premium, if any, on the Notes;

(2)	default for 30 days or more in the payment when due of interest or additional interest on or with respect to the Notes;

(3)	failure by either Issuer or any of its guarantors for 60 days after receipt of written notice given by the trustee or the holders of not less than 30% in principal amount of outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Notes;

(4)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any indebtedness for money borrowed by the Issuers or any of its restricted subsidiaries or the payment of which is guaranteed by the Issuers or any of its restricted subsidiaries, other than indebtedness owed to the Issuers or one of its restricted subsidiaries, whether such indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a)

such default either results from the failure to pay any principal of such indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such indebtedness to become due prior to its stated maturity; and

(b)	the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million or more at any one time outstanding;

(5)	failure by either Issuer or any of its significant subsidiaries (or any group of its subsidiaries that together would constitute a significant subsidiary) to pay final judgments aggregating in excess of $25.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)	certain events of bankruptcy or insolvency with respect to either Issuer or any of its significant subsidiaries (or any group of its subsidiaries that together would constitute a significant subsidiary); or

(7)	the guarantee of any significant subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any of its guarantors that are a significant subsidiary, as the case may be, denies that it has any further liability under its guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the trustee or the holders of at least 30% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

3. Registration Rights Agreement

The Issuers will use their reasonable best efforts to register with the Securities and Exchange Commission notes having substantially identical terms as the Notes as part of offers to exchange freely tradable exchange notes for the Notes. The Issuers will use their reasonable best efforts to cause each exchange offer to be completed or, if required, to have one or more shelf registration statements declared effective within 360 days after the issue date of the Notes. If the Issuers fail to meet this target, which the Issuers will call a “registration default”, the interest rate on the Notes will increase by 0.25% per annum. The interest rate on the Notes will increase by an additional 0.25% per annum for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0%. If the registration default is corrected, the applicable interest rate on the Notes will revert to the original level. If the Issuers must pay additional interest, they will pay it in cash on the same dates that other interest payments are made on the Notes until the registration default is corrected.

4. Amended and Restated Transaction and Monitoring Fee Agreement

In connection with the Transactions, on December 23, 2009 we amended and restated our existing transaction and advisory fee agreement (the “Existing Transaction and Advisory Fee Agreement”) with Blackstone Management Partners V L.L.C. (“BMP”), with effect from and after the completion of the Acquisition (such agreement, as amended and restated, the “Amended and Restated Transaction and Advisory Fee Agreement”).

Under the Amended and Restated Transaction and Advisory Fee Agreement, Pinnacle paid BMP, at the closing of the Acquisition, a $14.0 million transaction fee. In addition, under the Amended and Restated Transaction and Advisory Fee Agreement, BMP (including through its affiliates and representatives) will continue to provide certain monitoring, advisory and consulting services to us, on substantially the same terms and conditions as the Existing Transaction and Advisory Fee Agreement, for an aggregate annual management fee equal to the greater of $2.5 million or 1.0% of “Consolidated EBITDA” (as such term is defined in the credit agreement governing our existing senior secured credit facilities).

The Amended and Restated Transaction and Advisory Fee Agreement also provides, on substantially the same terms and conditions as the Existing Transaction and Advisory Fee Agreement, that:

•

upon a change of control in our ownership, a sale of all of our assets, or an initial public offering of our equity, BMP may elect to receive, in consideration of the termination of the services it provides to us, in lieu of any remaining annual management fees, a single lump sum cash payment equal to the then-present value of all then current and future management fees payable under the agreement. The lump sum payment would only be payable to the extent that it is permitted under the indentures and other agreements governing our indebtedness, until such unpaid sum is permitted;

•

the Amended and Restated Transaction and Advisory Fee Agreement will continue until the earliest of (i) April 2, 2017, (ii) such time when certain affiliates of BMP beneficially own less than 5% of our total common equity or (iii) such date as we and BMP may mutually agree; and

•

we will indemnify BMP, its affiliates and their respective partners, members, shareholders, directors, officers, employees, agents and representatives from and against all liabilities relating to the services performed under the Existing Transaction and Advisory Fee Agreement and the Amended and Restated Transaction and Advisory Fee Agreement and the engagement of BMP pursuant to, and the performance of BMP of the services contemplated by, each such agreement.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Company.

The information set forth above in subsections 1 and 2 under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

ITEM 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The financial statements of Birds Eye required by this Item will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The unaudited pro forma financial information required by this Item will be filed by amendment to this Current Report on Form 8-K report not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

Exhibit Number	Description

Exhibit 4.1*	Supplemental Indenture, dated December 23, 2009, by and among Birds Eye Holdings, Inc., Birds Eye Group, Inc., Kennedy Endeavors Incorporated, Seasonal Employers, Inc., BEMSA Holding, Inc., GLK Holdings, Inc., GLK, LLC, Rochester Holdco, LLC and Wilmington Trust Company

Exhibit 4.2*	Form of 9 1/4% Senior Notes due 2015

Exhibit 4.3*	Registration Rights Agreement, dated December 23, 2009, by and among Pinnacle Foods Finance LLC, Pinnacle Foods Finance Corp., the guarantors listed on Schedule I thereto, and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Barclays Capital Inc. as the representatives of the initial purchasers

Exhibit 10.1*	Amended and Restated Transaction and Advisory Fee Agreement, dated December 23, 2009, by and between Pinnacle Foods Finance LLC and Blackstone Management Partners V L.L.C.

Exhibit 10.2*	Second Amendment to Credit Agreement, dated December 23, 2009, by and among Pinnacle Foods Finance LLC, Peak Finance Holdings LLC, Barclays Bank PLC, the Revolving Commitment Increase Lenders (as defined therein), the Tranche C Term Lenders (as defined therein) and, for purposes of Sections IV and V thereof, the Guarantors listed on the signature pages thereto

Exhibit 99.1*	Press release issued by Pinnacle, Birds Eye, The Blackstone Group and Vestar Capital Partners

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

Pinnacle Foods Finance LLC

By:	/S/ CRAIG STEENECK
Name:	Craig Steeneck
Title:	Executive Vice President and Chief Financial Officer

Date: December 24, 2009

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 4.1*	Supplemental Indenture, dated December 23, 2009, by and among Birds Eye Holdings, Inc., Birds Eye Group, Inc., Kennedy Endeavors Incorporated, Seasonal Employers, Inc., BEMSA Holding, Inc., GLK Holdings, Inc., GLK, LLC, Rochester Holdco, LLC and Wilmington Trust Company

Exhibit 4.2*	Form of 9 1/4% Senior Notes due 2015

Exhibit 4.3*	Registration Rights Agreement, dated December 23, 2009, by and among Pinnacle Foods Finance LLC, Pinnacle Foods Finance Corp., the guarantors listed on Schedule I thereto, and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Barclays Capital Inc. as the representatives of the initial purchasers

Exhibit 10.1*	Amended and Restated Transaction and Advisory Fee Agreement, dated December 23, 2009, by and between Pinnacle Foods Finance LLC and Blackstone Management Partners V L.L.C.

Exhibit 10.2*	Second Amendment to Credit Agreement, dated December 23, 2009, by and among Pinnacle Foods Finance LLC, Peak Finance Holdings LLC, Barclays Bank PLC, the Revolving Commitment Increase Lenders (as defined therein), the Tranche C Term Lenders (as defined therein) and, for purposes of Sections IV and V thereof, the Guarantors listed on the signature pages thereto

Exhibit 99.1*	Press release issued by Pinnacle, Birds Eye, The Blackstone Group and Vestar Capital Partners

*	Filed herewith